Capital Income Builder

April 30, 2017

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 48K1 and 48K2, 72DD1 and 72DD2, 73A1 and 73A2, 74A-T, 74U1 and74U2, and 74V1 and 74V2, 75B complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$1,211,237
Class B	$391
Class C	$74,868
Class T	$-
Class F1	$76,799
Class F2	$157,172
Class F3	$293
Total	$1,520,760
Class 529-A	$37,358
Class 529-B	$31
Class 529-C	$8,886
Class 529-E	$1,432
Class 529-T	$-
Class 529-F1	$1,467
Class R-1	$1,755
Class R-2	$8,357
Class R-2E	$232
Class R-3	$15,799
Class R-4	$13,259
Class R-5	$4,132
Class R-5E	$120
Class R-6	$138,915
Total	$231,743

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$1.0300
Class B	$0.5191
Class C	$0.7909
Class T	$-
Class F1	$1.0109
Class F2	$1.0887
Class F3	$0.5465
Class 529-A	$1.0093
Class 529-B	$0.3594
Class 529-C	$0.7832
Class 529-E	$0.9426
Class 529-T	$-
Class 529-F1	$1.0762
Class R-1	$0.7900
Class R-2	$0.7929
Class R-2E	$0.8989
Class R-3	$0.9281
Class R-4	$1.0160
Class R-5	$1.0925
Class R-5E	$1.1053
Class R-6	$1.1184

Item 74A through 74T
Condensed balance sheet data: (in thousands except per share amounts)

As of the end of current reporting period (000's omitted except for per share amounts)
A) Cash	$25,085
B) Repurchase agreements	$0
C) Short-term securities other than repurchase agreements	$3,227,583
D) Long - term debt securities including convertible debt	$18,525,561
E) Preferred, convertible preferred, and adjustable rate preferred stock	$521,939
F) Common Stock	$80,774,808
G) Options on equities	$0
H) Options on all futures	$0
I) Other Investments	$0
J) Receivables from portfolio instruments sold	$1,922,358
K) Receivables from affiliated persons	$0
L) Other receivables	$631,360
M) All other assets	$2,788
N) Total assets	$105,631,482
O) Payables for portfolio instruments purchased	$1,851,055
P) Amounts owed to affiliated persons	$50,209
Q) Senior long-term debt	$0
R1) Reverse repurchase agreements	$0
R2) Short sales	$0
R3) Written options	$0
R4) All other liabilities	$122,205
S) Senior equity	$0
T) Net Assets of Common shareholders	$103,608,013

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,165,537
Class B*	-
Class C	89,752
Class T*	-
Class F1	76,078
Class F2	145,781
Class F3	14,162
Total	1,491,310
Class 529-A	37,336
Class 529-B*	-
Class 529-C	11,264
Class 529-E	1,533
Class 529-T*	-
Class 529-F1	1,426
Class R-1	2,083
Class R-2	10,048
Class R-2E	346
Class R-3	16,629
Class R-4	13,409
Class R-5	3,883
Class R-5E	150
Class R-6	128,436
Total	226,543

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$60.31
Class B	$60.91
Class C	$60.35
Class T	$60.33
Class F-1	$60.31
Class F-2	$60.28
Class F-3	$60.31
Class 529-A	$60.30
Class 529-B	$61.05
Class 529-C	$60.27
Class 529-E	$60.30
Class 529-T	$60.33
Class 529-F-1	$60.31
Class R-1	$60.30
Class R-2	$60.30
Class R-2E	$60.10
Class R-3	$60.30
Class R-4	$60.29
Class R-5E	$60.25
Class R-5	$60.34
Class R-6	$60.32

Item 75
Average net assets during the current reporting period ($000)

B) Monthly average (for all other funds)	$100,879,425

* Amount less than one thousand